Exhibit 99.1

NEWS

FOREST OIL CORPORATION	FOR FURTHER INFORMATION
707 17th STREET, SUITE 3600	CONTACT: LARRY C. BUSNARDO
DENVER, COLORADO 80202	DIRECTOR - INVESTOR RELATIONS

303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL NAMES PATRICK R. MCDONALD AS

PRESIDENT AND CHIEF EXECUTIVE OFFICER

DENVER, COLORADO — September 12, 2012 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced that the Company’s Board of Directors has completed its executive search process and named Patrick R. McDonald as President and Chief Executive Officer, effective immediately.  Mr. McDonald has served as Interim Chief Executive Officer since June 21, 2012.

James D. Lightner, Chairman of the Board of Directors, stated, “We are pleased to announce that, after an extensive search process and consultation with our outside advisors, the Board determined that Pat is the best candidate to lead Forest going forward.  Pat’s leadership has been instrumental in Forest taking the important initial steps to deleverage and strengthen the balance sheet and he has successfully led the transition to an oil-focused operational strategy.  We are thrilled that Pat has agreed to stay on as Forest’s CEO, and with his strong industry experience and operational background, we look forward to commencing the next chapter at Forest with him leading the way.”

Mr. McDonald said, “During the recent months, I have become increasingly familiar with and enthusiastic about the opportunities that our portfolio of assets has to offer and impressed with the talented, hard-working and dedicated employees at Forest.  I look forward to continuing to advance the strategy set forth by the Board and creating additional value for all of Forest’s shareholders.  Our strategy of driving strong cash flow generation by growing our oil and liquids portfolio, while maintaining our prudent approach to managing the balance sheet and controlling the bottom line, is paramount in the current commodity price environment.  I am fully engaged in the commitment of delivering shareholder value and we, as a Company, will work together to bring this value forward.”

About Patrick R. McDonald

Patrick R. McDonald, age 55, has been a director since 2004 and has served as interim CEO since June 2012.  Mr. McDonald has served as Chief Executive Officer, President and Director of Carbon Natural Gas Company, an oil and gas exploration company and its predecessor, Nytis USA, since 2004, and Mr. McDonald has served as Chairman of Carbon Natural Gas Company since 2011.  From 1998 to 2003, Mr. McDonald served as President, Chief Executive Officer, and Director of Carbon Energy Corporation, an oil and gas exploration and production company. From 1987 to 1997 Mr. McDonald served as Chief Executive Officer, President and Director of Interenergy Corporation, a natural gas gathering, processing, and marketing company. Prior to that he worked as an exploration geologist with Texaco, Inc. where he was responsible for oil and gas exploration efforts in the Middle East and Far East.  He is also the non-executive Chairman of the Board of Directors of Lone Pine Resources Inc.  He is a Certified Petroleum Geologist and is a member of the American Association of Petroleum Geologists and Canadian Society of Petroleum Geologists. Mr. McDonald received a Bachelor’s degree in geology and economics from Ohio Wesleyan University and an MBA in finance from New York University.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should, or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

September 12, 2012